PROMISSORY NOTE

$650,000	December 8, 2008
Tustin, CA

For value received, Gateway International Holdings, Inc., a Nevada corporation (the “Company”), promises to pay to Joseph Gledhill and/or Joyce Gledhill, individuals, or his/her assigns (Joseph Gledhill and Joyce Gledhill are referred to herein as the “Holder”) the principal sum of Six Hundred Fifty Thousand Dollars ($650,000) (the “Principal Amount”).  The principal hereof and any unpaid accrued interest thereon shall be due and payable in accordance with Section 2, below, but in no event later than 5:00 p.m., Pacific Standard Time, on May 31, 2009 (the “Maturity Date”).  Payment of all amounts due hereunder shall be made at the address of the Holders provided for in Section 8 hereof.  If payments are timely made in accordance with Section 2, below, no interest shall accrue.  For any late or missed payments interest shall accrue on the outstanding principal amount at the rate of eight percent (8%) per annum, compounded annually based on a 365-day year.  Interest shall commence with the first missed or late payment and shall continue on the outstanding principal until paid in full.

1.           HISTORY OF THE NOTE.  This Note is being delivered to Holder in full satisfaction of monies loaned to the Company pursuant to that certain promissory note issued by the Company to Holder dated January 26, 2007, and amended on May 5, 2008 and August 5, 2008, a copy of which is attached hereto as Exhibit A (the “Original Gledhill Note”).  Upon payment in full of this Note, in accordance with its terms, no amounts shall remain owing under this Note or the Original Gledhill Note.

2.           PAYMENT SCHEDULE.  The amounts due under this Note are payable as follows:  (i) $200,000 by January 31, 2009; (ii) $100,000 by February 28, 2009; (iii) $100,000 by March 31, 2009; (iv) $100,000 by April 30, 2009; and (v) $150,000 by May 31, 2009.

3.           PREPAYMENT.  The Company may, at its option, at any time and from time to time, prepay all or any part of the principal balance of this Note, without penalty or premium, provided that concurrently with each such prepayment the Company shall pay accrued interest on the principal, if any, so prepaid to the date of such prepayment.

4.           TRANSFERABILITY.  This Note shall not be transferred, pledged, hypothecated, or assigned by the Company without the express written consent of the Holder, which he may grant in his/her sole discretion.

5.           REPAYMENT GUARANTY.  The repayment of this Note in accordance with its terms will be guaranteed by Money Line Capital, Inc., a California corporation, in the form of personal guaranties attached hereto as Exhibit B.  Upon an Event of Default, as defined below, the Holder may collect any and all amounts due and owing by the Company under this Note from Money Line Capital, Inc.

6.           DEFAULT.  The occurrence of any one of the following events shall constitute an Event of Default:

(a)           The non-payment, when due, of any principal or interest pursuant to this Note;

(b)           The material breach of any representation or warranty in this Note.  In the event the Holder becomes aware of a breach of this Section 6(b), then provided such breach is capable of being cured by Company, the Holder shall notify the Company in writing of such breach and the Company shall have five (5) business days after notice to cure such breach;

(c)           The breach of any covenant or undertaking, not otherwise provided for in this Section 6;

(d)           The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature;

(e)           The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for twenty (20) days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for twenty (20) days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company; or

Upon the occurrence of any Default or Event of Default, the Holder, may, by written notice to the Company, declare all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable, in which event it shall immediately be and become due and payable, provided that upon the occurrence of an Event of Default as set forth in paragraph (e) or paragraph (f) hereof, all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice.  Upon the occurrence of any Default or Event of Default the Holder may also pursue collection against the guarantors listed in Section 6, above.

7.           NOTICES.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent as follows:

If to the Company:	Gateway International Holdings, Inc.
3840 East Eagle Drive
Anaheim, CA 92807
Attn. Chief Executive Officer
Facsimile No.:

If to Holder:	Joseph Gledhill

Facsimile No.:

or at such other address as the Company or Holder may designate by ten (10) days’ advance written notice to the other Party hereto.

8.           GOVERNING LAW; VENUE.  The terms of this Note shall be construed in accordance with the laws of the State of California, as applied to contracts entered into by California residents within the State of California, and to be performed entirely within the State of California.  The parties agree that any action brought to enforce the terms of this Note will be brought in the appropriate federal or state court having jurisdiction over Orange County, California.

9.           ATTORNEY’S FEES.  In the event the Holder hereof shall refer this Note to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Holder’s rights, including reasonable attorney’s fees, whether or not suit is instituted.

10.          CONFORMITY WITH LAW.  It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws.  Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Note.

11.          MODIFICATION; WAIVER.  No modification or waiver of any provision of this Note or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Holder.

[signature page follows]

IN WITNESS WHEREOF, Company has executed this Promissory Note as of the date first written above.

“Company”

Gateway International Holdings, Inc.,
a California corporation

/s/ George Colin
By: George Colin
Its: Chief Executive Officer

Agreed to by:

Joseph Gledhill
an individual

/s/ Joseph Gledhill
By: Joseph Gledhill

Joyce Gledhill
an individual

/s/ Joyce Gledhill
By: Joyce Gledhill

EXHIBIT A

ORIGINAL GLEDHILL NOTE

EXHIBIT B

PERSONAL GUARANTY